Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or
kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces First European Regulatory Submission

for Plenaxis™

Waltham, MA — June 23, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it has initiated the regulatory submission process for Plenaxis™ (abarelix) in the European Union.  This process was initiated today with the submission of an initial Marketing Authorisation Application (MAA) in Germany.  The Company is seeking approval in the European Union under the Mutual Recognition Procedure (MRP) to market Plenaxis™ for the treatment of a broad population of hormonally responsive prostate cancer patients.

Under the MRP, review of the MAA by the reference member state, in this case Germany, is estimated to take 12-14 months, but could be completed sooner depending on the number of substantive questions raised by the reference member state.  Upon approval of the MAA by Germany, the Company may then request mutual recognition of the marketing authorization by other European member states.  Each of the other member states generally has 90 days following its receipt of the application to recognize the marketing authorization issued by the reference member state, unless there are questions raised regarding the application, which could extend the review period beyond 90 days.

Commenting on the submission, Malcolm L. Gefter, Ph.D., the Company’s Chairman and Chief Executive Officer stated, “This submission marks an important milestone for PRAECIS in our ongoing commitment to bring this important new class of therapy to prostate cancer patients worldwide.”

“Germany is the largest prostate cancer market in the European Union, and we are pleased to be submitting our first MAA in Europe with the BfArM (the German Federal Institute for Drugs and Medical Devices),” stated William K. Heiden, PRAECIS’ President and Chief Operating Officer.  “Across Europe, we estimate that more than 200,000 men are diagnosed with prostate cancer every year.  Assuming a positive regulatory review, Plenaxis™ will provide a novel approach to treating many of these patients.  As previously announced, if approved, we intend to market and sell Plenaxis™ in the European Union through a marketing partner.”

The Company’s MAA is comprised of comprehensive safety and efficacy data in support of marketing approval for Plenaxis™ for the treatment of hormonally responsive prostate cancer.   The dossier includes clinical data from two pivotal phase III safety and efficacy studies, a pivotal phase III safety study, a supportive European safety and efficacy study, a supportive open-label study in advanced, symptomatic prostate cancer patients and two extension studies with longer term exposure data, as well as other supportive phase I and phase II data.  In addition, the dossier contains preclinical data and manufacturing documents in support of marketing approval in the European Union.

Prostate cancer grows under the influence of the male hormone, testosterone.  The goal of treatment is to rapidly reduce testosterone.  Currently available hormonal therapies, known as LHRH agonists, reduce testosterone to low levels, but only after inducing an initial surge in testosterone.  This testosterone surge may result in worsened symptoms in advanced prostate cancer patients.  It is well documented that the use of a GnRH antagonist is an effective strategy for rapidly reducing testosterone levels in man.  However, the challenges of designing a specific antagonist in a sustained-release formulation have been difficult to overcome.  PRAECIS used proprietary technologies to successfully develop Plenaxis™, a GnRH antagonist which can be administered in a one-month sustained-release formulation.  In several pivotal phase III clinical trials, the results of which have been announced previously, Plenaxis™ has been shown to rapidly reduce testosterone levels while completely avoiding the initial testosterone surge characteristic of LHRH agonists.

From a safety perspective, patients have generally tolerated treatment with Plenaxis™ well.  Patients in the Plenaxis™ clinical studies did experience adverse reactions that were relatively mild in nature.  These types of reactions were expected and observed with similar frequency in patients in the comparator arms of these clinical studies.  As previously reported by the Company, a small subset of patients treated with Plenaxis™ experienced immediate-onset, systemic allergic reactions.  None of the patients in the comparator arms of the Company’s studies experienced an allergic reaction of similar onset.

The Company resubmitted its New Drug Application (NDA) for Plenaxis™ to the United States Food and Drug Administration (FDA) on February 27, 2003.  The Company is seeking approval to market Plenaxis™ in the United States for use in a defined sub-population of advanced prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate.  The Company expects to receive a response from the FDA regarding the approvability of its NDA by August 27, 2003.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive prostate cancer and endometriosis.  PRAECIS also has clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, and has other programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding the submission of a registration dossier in Europe for Plenaxis™ for the treatment of hormonally responsive prostate cancer and the projected timing for review of that submission, as well as the expected timing for review by the United States Food and Drug Administration (FDA) of the Company’s New Drug Application for Plenaxis™ .  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the Company’s ability to enter into corporate collaborations on acceptable terms, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.